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                                   Exhibit 4.3

                Description of Specimen Common Stock Certificate

Face of Certificate:

     The front of specimen common stock certificate (the "Certificate") contains the logo of the Company above the name of the Company and the Company's CUSIP number (879939 10 6). The Certificate is signed by Cheryl Slusarchuk, Secretary of Company, and Kenneth Tuchman, President and Chief Executive Officer of the Company. The Company's corporate seal appears in the middle of the lower edge of the Certificate. The Certificate contains the following language:

     This certifies that __________________ is the holder of __________________ fully paid and non-assessable shares, par value $.01 per share, of the Common Stock of TELETECH HOLDINGS, INC. (hereinafter called the "Corporation"), transferable on the books of the Corporation by the holder hereof in person or by his duly authorized Attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Reverse of Certificate:

     The reverse of the Certificate contains standard stock transfer instructions.